The American Funds Tax-Exempt Series II
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$49,141
Class B	$735
Class C	$3,487
Class F	$5,634
Total	$58,997
Class R-5	$3,141
Total	$3,141

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6726
Class B	$0.5486
Class C	$0.5396
Class F	$0.6606
Class R-5	$0.6995

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	84,039
Class B	1,330
Class C	7,115
Class F	11,053
Total	103,537
Class R-5	5,377
Total	5,377

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.26
Class B	$16.26
Class C	$16.26
Class F	$16.26
Class R-5	$16.26